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THE PNC FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES             EXHIBIT 12.2
COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS




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
                                              Three months ended                   Year ended December 31
                                                   March 31      ---------------------------------------------------------
Dollars in millions                                 2003            2002        2001         2000       1999       1998
--------------------------------------------------------------   ----------  -----------  ----------  ---------  ---------
EARNINGS
Income from continuing operations before taxes          $ 395      $ 1,821        $ 564     $ 1,848    $ 1,788    $ 1,651
Fixed charges and preferred stock dividends
    excluding interest on deposits                         93          434          783       1,063      1,010      1,188
                                                --------------   ----------  -----------  ----------  ---------  ---------
      Subtotal                                            488        2,255        1,347       2,911      2,798      2,839
Interest on deposits                                      132          659        1,229       1,653      1,369      1,471
                                                --------------   ----------  -----------  ----------  ---------  ---------
      Total                                             $ 620      $ 2,914      $ 2,576     $ 4,564    $ 4,167    $ 4,310
                                                ==============   ==========  ===========  ==========  =========  =========

FIXED CHARGES
Interest on borrowed funds                               $ 57        $ 316        $ 646       $ 915      $ 870    $ 1,065
Interest component of rentals                              22           58           53          50         44         33
Amortization of notes and debentures                                     1            1           1          1          1
Distributions on Mandatorily Redeemable
    Capital Securities of Subsidiary Trusts                14           58           63          67         65         60
Preferred stock dividend requirements                                    1           20          30         30         29
                                                --------------   ----------  -----------  ----------  ---------  ---------
      Subtotal                                             93          434          783       1,063      1,010      1,188
Interest on deposits                                      132          659        1,229       1,653      1,369      1,471
                                                --------------   ----------  -----------  ----------  ---------  ---------
      Total                                             $ 225      $ 1,093      $ 2,012     $ 2,716    $ 2,379    $ 2,659
                                                ==============   ==========  ===========  ==========  =========  =========

RATIO OF EARNINGS TO FIXED CHARGES
    AND PREFERRED STOCK DIVIDENDS
Excluding interest on deposits                           5.25 x       5.20 x       1.72 x      2.74 x     2.77 x     2.39 x
Including interest on deposits                           2.76         2.67         1.28        1.68       1.75       1.62
==========================================================================================================================
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